Exhibit 10.4

EXECUTIVE BONUS AND STOCK OPTION ARRANGEMENTS

Each year, the Compensation Committee of the Board of Directors determines whether to award our executive officers a deferred bonus, based on pre-established individual and corporate performance objectives, and also whether to award our executive officers stock options.

Listed below are the deferred bonuses and stock option grants awarded to our executive officers as approved by the Compensation Committee on October 4, 2005.

Executive Officer	2005 Deferred Bonus	2005 Stock Options

Harvey J. Berger, M.D. Chairman of the Board of Directors, Chief Executive Officer and President	--	150,000
Laurie A. Allen, Esq. Senior Vice President, Legal and Business Development, Chief Legal Officer and Secretary	$110,000	60,000
Camille L. Bedrosian, M.D. Vice President, Chief Medical Officer	$110,000	70,000
David L. Berstein, Esq. Senior Vice President, Chief Patent Counsel	$110,000	60,000
Timothy P. Clackson, Ph.D. Senior Vice President, Chief Scientific Officer	$100,000	57,500
Edward M. Fitzgerald Senior Vice President, Finance and Corporate Operations, Chief Financial Officer and Treasurer	$110,000	60,000
John D. Iuliucci, Ph.D. Senior Vice President, Chief Development Officer	$115,000	70,000

The deferred bonuses were granted under the terms of our 2005 Executive Compensation Plan, or the Compensation Plan. The deferred bonuses will vest 25% annually over four years and will be payable in installments on the fourth anniversary and fifth anniversary of the date of the grant, subject to later payment at the executive's election. Vesting and payment are subject to termination, distribution and forfeiture provisions as set forth in the Compensation Plan.

The stock options were granted under the terms of our Amended and Restated 2001 Stock Plan. The stock options have a term of ten years and vest 25% annually over four years. The exercise price is $7.56 per share, which was the closing price of our common stock on October 4, 2005.

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